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                                                                    EXHIBIT 99.4


       [BANK UNITED CORP. LITIGATION CONTINGENT PAYMENT RIGHTS TRUST LOGO]

                         [BANK UNITED CORP. LETTERHEAD]


JONATHON K. HEFFRON
 Litigation Trustee
Tel.: (713) 543-6958
FAX: (713) 543-7744

SALVATORE A. RANIERI
 Litigation Trustee
Tel.: (516) 873-0055
FAX: (516) 873-1155


                                  PRESS RELEASE

BANK UNITED CORP. LITIGATION CONTINGENT PAYMENT RIGHTS TRUST ISSUES CERTIFICATES



Houston, Texas - February 12, 2001. The Bank United Corp. Litigation Contingent Payment Rights Trust (NASDAQ: BNKUZ) ("Litigation Trust") announced today that it issued 38,919,884 contingent payment rights certificates in connection with the merger of Bank United Corp. (formerly NASDAQ: BNKU) with and into Washington Mutual, Inc. (NYSE: WM), effective Friday, February 9, 2001. BNKU shareholders are entitled to receive 1.3 WM shares for each BNKU share plus one contingent payment rights ("CPR") certificate for each BNKU share for a total of 32,742,909 CPR's. The remaining CPR's will be held for the benefit BNKU option holders and holders of the Bank United Corp. premium income equity securities (PIES). Each CPR represents the right to receive a portion of the assets of the Litigation Trust. The Litigation Trust expects the CPR's to begin trading on the Nasdaq National Market tomorrow under the symbol "BNKUZ". The CUSIP for the CPR's is 065416 11 7.

Immediately prior to the merger, BNKU shareholders approved a corporate reorganization in which the Litigation Trust was established to receive and distribute the monetary proceeds of any final judgment or settlement of the Bank United Corp., Bank United, and Hyperion Partners, L.P. lawsuit against the federal government in which approximately $560 million in damages are claimed. The lawsuit is one of the so-called "Goodwill" lawsuits against the federal government arising out of the 1989 passage of FIRREA. The Litigation Trust is entitled to receive 85% of any litigation proceeds, after adjustments for expenses, interest, and taxes.

Also as part of the reorganization and merger, Bank United, the Litigation Trust, and Messrs. Jonathon K. Heffron (a former BNKU senior executive) and Salvatore A. Ranieri (a former BNKU director) entered into agreements relating to the management of the litigation and the Litigation Trust. Washington Mutual agreed to provide up to $10 million in funding to the Litigation Trust and up to $13 million in the event that the litigation is pursued through additional proceedings or appeals.



Within ten business days, former BNKU shareholders will receive transmittal materials from Washington Mutual's exchange agent. These materials will provide instructions on how former BNKU shareholders may surrender old BNKU stock certificates in order to receive the WM securities from Washington Mutual and the CPR's from the Litigation Trust. Former BNKU shareholders


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should not send their old BNKU stock certificates to WM or the Litigation Trust and should not send the old certificates to the exchange agent until they receive the transmittal materials.

Additional information about the lawsuit, the Litigation Trust, and the CPR's can be found in the Bank United Corp. Litigation Contingent Payment Rights Trust prospectus filed with the SEC on January 9, 2001.

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